On December 18, 2023, Wyndham Hotels & Resorts, Inc. posted the following messages via Google Search advertising:

Ad · www.staywyndham.com

Stay Wyndham | No Room for a Wrong Choice | Reject Risk

Wyndham's long-term strategic plan will drive far more value than a combination. Wyndham has a strong track record of value creation. Learn more HERE.

Ad · www.staywyndham.com

Stay Wyndham | No Room for a Wrong Choice | Reject Risk

Reject Choice's inadequate and highly conditional offer. Wyndham is creating value for the long term. Learn more here.

Ad · www.staywyndham.com

Wyndham Creates Value | Choice's Offer Is No Choice | Learn More

Learn why staying Wyndham protects your investment. Choice's offer ignores Wyndham's standalone growth prospects.

Ad · www.staywyndham.com

Wyndham Creates Value | Choice's Offer Is No Choice | Learn More

Reject Choice's highly conditional and inadequate offer. Protect Your Investment. Stay Wyndham.